Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-196367) of Hilltop Holdings Inc. of our report dated May 5, 2014, relating to the statement of assets acquired and liabilities assumed by PlainsCapital Bank (a wholly-owned subsidiary of Hilltop Holdings Inc.), which appears in the Hilltop Holdings Inc.’s Amendment No. 1 to Current Report on Form 8-K/A dated May 5, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 (No. 333-196367).

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
January 14, 2015